Exhibit 8.2

Kilpatrick Townsend & Stockton LLP ktslaw.com	3 Times Square, 28th Floor New York, NY 10036 T 212 775 8700 f 212 775 8800

September 17, 2025

Board of Directors
CoreCard Corporation
One Meca Way
Norcross, GA  30093

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger dated as of July 30, 2025 (the “Merger Agreement”) by and between Euronet Worldwide, Inc., a Delaware corporation (“Euronet”), Genesis Merger Sub Inc., a Georgia corporation and wholly owned subsidiary of Euronet (“Merger Sub”), and CoreCard Corporation, a Georgia corporation (“CoreCard”), pursuant to which Merger Sub will merge with and into CoreCard, with CoreCard surviving the merger (the “Merger”).  This opinion relates to the qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as the description of the tax consequences of the Merger as set forth in the Merger Registration Statement (as defined below).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Registration Statement on Form S-4 filed by Euronet with the Securities and Exchange Commission (“SEC”) in connection with the issuance of shares of Euronet common stock in connection with the Merger (the “Merger Registration Statement”), including the Joint Proxy Statement/Prospectus of Euronet and CoreCard (the “Joint Proxy Statement/Prospectus”) included in the Merger Registration Statement, and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by CoreCard and Euronet in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Merger Registration Statement, including the Joint Proxy Statement/Prospectus, and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken and that all representations, statements and warranties made to the knowledge of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

ANCHORAGE  ATLANTA  AUGUSTA  BEIJING  CHARLOTTE  CHICAGO  DALLAS  DENVER  HOUSTON  LOS ANGELES  NEW YORK  PHOENIX  RALEIGH

SAN DIEGO  SAN FRANCISCO  SEATTLE  SHANGHAI  SILICON VALLEY  STOCKHOLM  TOKYO  WALNUT CREEK  WASHINGTON  WINSTON-SALEM

Board of Directors
CoreCard
September 17, 2025

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the applicable Treasury Regulations and that the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the previous statements, representations, warranties or assumptions or any change after the date of this opinion letter in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) by any party to the Merger Agreement as to the U.S. federal income tax consequences of any aspect of the Merger.

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and we confirm that the discussion contained in the Merger Registration Statement (including the Joint Proxy Statement/ Prospectus) under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described in the Merger Registration Statement (including the Joint Proxy Statement/Prospectus), constitutes our opinion of the material tax consequences of the Merger.

We express no opinion in this opinion letter other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any non-U.S., state or local tax law. You should recognize that our opinion is not binding on the IRS and that a court or the IRS may disagree with the opinion contained in this opinion letter. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon the current provisions of the Code, the Income Tax Regulations, the applicable Procedure and Administration Regulations and existing administrative and judicial interpretations of the Code, the Income Tax Regulations and the applicable Procedure and Administration Regulations, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date of this opinion letter in applicable law that may affect our opinion.

Board of Directors
CoreCard
September 17, 2025

This opinion letter is being provided to you solely in connection with the filing of the Merger Registration Statement and may not be relied upon by any other person or entity or used for any other purpose without our prior written consent. We consent to the inclusion of this opinion letter as Exhibit 8.2 to the Merger Registration Statement and to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” in the Merger Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ KILPATRICK TOWNSEND & STOCKTON LLP